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                                                                    EXHIBIT 4(t)


                          AMERICAN GENERAL CORPORATION


     RESOLUTIONS RELATING TO ____% SERIES A JUNIOR SUBORDINATED DEBENTURES
                         ADOPTED BY THE TERMS COMMITTEE

         WHEREAS, American General Capital, L.L.C., a Delaware limited liability company ("American General Capital"), proposes to issue its _____________________ Preferred Securities, Series A (collectively, the "Capital Series A Preferred Securities") and use the proceeds from the sale of the Capital Series A Preferred Securities to purchase junior subordinated debentures of the Company; and


         WHEREAS, this Committee desires to establish the terms of such junior subordinated debentures pursuant to Section 301 of the Indenture, dated as of May 15, 1995 (the "Indenture"), between the Company and Chemical Bank, as Trustee;


         Now, therefore, be it:

         RESOLVED, that, upon receipt of the purchase price therefor, the Company shall issue, sell and deliver a series of its junior subordinated debentures pursuant to the Indenture.

         RESOLVED, that the title, principal amount, interest rate, redemption provisions, and other terms of such debentures to be fixed pursuant to Section 301 of the Indenture shall be as follows (capitalized terms appearing below that are defined in the Indenture, but not defined herein, having the meanings ascribed to them in the Indenture):

         1. TITLE. Each of such debentures shall be designated as "______% Series A Junior Subordinated Debenture" (collectively, the "Subordinated Debentures") and each such Subordinated Debenture shall be included in the series of Securities so designated.

         2. PRINCIPAL AMOUNT. The aggregate principal amount of the Subordinated Debentures which may be authenticated and delivered pursuant to these resolutions shall be limited to $______________________ or, if and to the extent that the underwriters underwriting the sale of the Capital Series A Preferred Securities exercise their overallotment option with respect thereto, then such aggregate principal amount of Subordinated Debentures shall be up to $___________ (except, in each case, for Subordinated Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Subordinated Debentures pursuant to Section 304, 305, 306, 907 or 1107 of the Indenture).





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         3.      MATURITY DATE.  The principal of the Subordinated Debentures shall be payable (together with any accrued and unpaid interest thereon, including Additional Interest, as defined in Section 6, if any) on the earlier of (a) _________, 2025 (subject to the Company's right to exchange the Subordinated Debentures for new Securities or to redeem or repay the Subordinated Debentures and reborrow the proceeds from such redemption or repayment upon the terms and subject to the conditions set forth in Section
11), or (b) the date upon which American General Capital is liquidated, dissolved or wound-up; provided, however, that, if all the Capital Series A Preferred Securities are exchanged for Subordinated Debentures (a "Capital Special Event Exchange") in the manner set forth in Section 5(c)(ii) of the Written Action, dated ______________, 1995 (the "Capital Written Action"), of the Managing Member of American General Capital establishing the Capital Series A Preferred Securities, then (i) the Subordinated Debentures will mature on the date set forth in clause (a), notwithstanding that American General Capital may have liquidated, dissolved or wound-up in connection with or after such Capital Special Event Exchange and (ii) the Subordinated Debentures will not thereafter be subject to an election by the Company pursuant to Section 11 hereof to exchange the Subordinated Debentures for new Securities or to redeem or repay the Subordinated Debentures and reborrow the proceeds from such redemption or repayment.


         4. INTEREST RATE; INTEREST PAYMENT DATES. The Subordinated Debentures shall bear interest at the rate of _______ % per annum; interest shall accrue from ______________, 1995 or from the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates on which such interest shall be payable shall be the last day of each calendar month of each year, commencing June 30, 1995, until the principal is paid in full or such payment is duly provided for; and the Regular Record Date for the interest payable upon any such Interest Payment Date shall be the Business Day next preceding such Interest Payment Date; provided, however, that if the Subordinated Debentures are not in book-entry-only form during any period following a Capital Special Event Exchange, the Regular Record Date for any Interest Payment Date within such period shall be the fifteenth day of the month in which such Interest Payment Date occurs. If any date on which interest is payable on the Subordinated Debentures is not a Business Day, then the payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case as with the same force and effect as if made on such date.


         5. EXTENSION OF AN INTEREST PAYMENT PERIOD. The Company shall have the right, at any time and from time to time during the term of the Subordinated Debentures, to extend the interest payment period to a period ending on the last day of a calendar month (an "Extension Period") not exceeding 60 consecutive months, but in no event beyond the date of Stated Maturity or the Redemption Date of the Subordinated Debentures. During an Extension Period, interest will continue to accrue and compound monthly in the manner set forth in Section 6 below. Prior to the termination of any Extension Period of less than 60 consecutive months, the Company may further extend the interest payment period, provided that such Extension Period may not exceed 60 consecutive months and may not extend beyond the date of Stated Maturity or the Redemption Date of the Subordinated





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Debentures.  Upon the termination of any Extension Period and the payment of all accrued and unpaid interest (including Additional Interest) then due, the Company may select a new Extension Period, subject to the above requirements. No interest shall be due during an Extension Period until the end of such period. Such interest shall be due and payable on the Interest Payment Date which is the last day of the Extension Period. The Regular Record Date for the interest payable on such Interest Payment Date shall be the Business Day next preceding such Interest Payment Date, provided that if the Subordinated Debentures are not in book-entry-only form during any period following a Capital Special Event Exchange, the Regular Record Date for such payment shall be the 15th day of the month in which such Interest Payment Date occurs.

         At any time prior to a Capital Special Event Exchange and if any Capital Series A Preferred Securities are then outstanding, the Company shall give American General Capital notice of its selection of an Extension Period at least one Business Day prior to the earlier of (i) the date that dividends on the Capital Series A Preferred Securities are payable or (ii) the date on which American General Capital is required to give notice of the record or payment date of any dividend payable on the Capital Series A Preferred Securities to the New York Stock Exchange ("NYSE") or other applicable self-regulatory organization or to holders of the Capital Series A Preferred Securities, but in any event not less than one Business Day prior to such record date. After any Capital Special Event Exchange, the Company shall give the holders of the Subordinated Debentures notice of its selection of an Extension Period not less than two Business Days prior to the Regular Record Date for the first Interest Payment Date for which such Extension Period will be effective. In each case, the Company shall give the Trustee notice of its selection of an Extension Period not later than the Business Day such notice is required to be given to American General Capital or the Holders of the Subordinated Debentures, as the case may be, pursuant to the preceding provisions of this paragraph.

         Notice of the Company's extension of an Extension Period shall be given prior to the then scheduled end of such Extension Period in a manner similar to the notice given in connection with the selection of an Extension Period.

         6. ADDITIONAL INTEREST. Interest shall accrue at the rate of ____% per annum on any interest on the Subordinated Debentures that is not paid during an Extension Period. Such interest shall compound monthly. The Company shall pay such interest, to the fullest extent permitted by applicable law, on the Interest Payment Date which is the last day of the Extension Period. Additionally, if at any time prior to a Capital Special Event Exchange, American General Capital shall be required to pay, with respect to the income it derives from the interest payments on the Subordinated Debentures, any amounts for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed by the United States (other than withholding taxes), or any other taxing authority, then, in any such case, the Company shall pay, to the fullest extent permitted by applicable law, as additional interest such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received and retained by American General Capital with respect to interest payments on the Subordinated Debentures, after the payment of such taxes, duties, assessments or governmental charges (including such taxes, duties, assessments or governmental charges payable with respect to Additional Amounts), shall





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result in American General Capital's having such funds as it would have had in the absence of the payment of such taxes, duties, assessments or governmental charges. Such Additional Amounts shall be payable when the related interest payment on the Subordinated Debentures is due except that, if the existence or applicability of such taxes, duties, assessments or governmental charges is not known by the Company at the time of such interest payment, then on the Interest Payment Date immediately preceding the date on which American General Capital proposes to pay such taxes, duties, assessments or charges. The amounts of interest payable to effect monthly compounding on the Subordinated Debentures pursuant to the first three sentences of this Section 6, together with any such Additional Amounts, are referred to herein as "Additional Interest."


         In addition to the Additional Interest, the Company shall be required to pay interest, at a rate borne by the Subordinated Debentures, on any principal or premium that is not paid when due and, to the extent that payment of such interest is lawful, interest on overdue installments of interest (which shall not include interest not paid because of an extension of an interest payment period).


         7. PLACE OF PAYMENT. The Trustee is hereby appointed as the initial sole Paying Agent for the Subordinated Debentures. The principal of and interest (including any Additional Interest) on the Subordinated Debentures shall be payable at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York; provided, however, that, at the option of the Company, payment of interest may be made (a) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (b) subject to the procedures of the Paying Agent, by wire transfer in immediately available funds at such place and to such account maintained at a bank located in the United States as may be designated by the Person entitled thereto as specified in the Security Register.



         8. SPECIAL EVENT REDEMPTION. At any time after the occurrence of a Tax Event or an Investment Company Event (each as hereafter defined and each constituting a "Capital Special Event") and prior to a Capital Special Event Exchange, the Subordinated Debentures shall be subject to redemption, at the option of the Company, in whole but not in part, at a cash Redemption Price equal to the unpaid principal amount thereof, without premium or penalty, plus any accrued and unpaid interest (including any Additional Interest) thereon to the Redemption Date.


         "Tax Event" means that a change in any applicable United States law or regulation or in the interpretation thereof (including but not limited to the enactment or imminent enactment of any legislation, the publication of any judicial decisions, regulatory rulings, regulatory procedures, or notices or announcements (including notices or announcements of intent to adopt such procedures or regulations), or a change in the official position or the interpretation of any law or regulation by any legislative body, court governmental authority or regulatory body, irrespective of the manner in which such change is made known) shall have occurred after ______________, 1995, and that American General Capital or the Company shall have received an opinion of nationally recognized independent legal counsel experienced in such matters that, as a result of such change, there exists more than an insubstantial risk that (i) American General Capital will be subject to federal income tax





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with respect to the interest received on the Subordinated Debentures, (ii) the
Company will be precluded from deducting the interest paid on the Subordinated Debentures for federal income tax purposes or (iii) American General Capital will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         "Investment Company Event" means that a change in any applicable United States law or regulation or in the interpretation thereof (including but not limited to the enactment or imminent enactment of any legislation, the publication of any judicial decisions, regulatory rulings, regulatory procedures, or notices or announcements (including notices or announcements of intent to adopt such procedures or regulations), or a change in the official position or the interpretation of any law or regulation by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such change is made known) shall have occurred after _________________, 1995, and that American General Capital or the Company shall have received an opinion of nationally recognized independent legal counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that, as a result of such change, there exists more than an insubstantial risk that American General Capital is or will be considered an "investment company" which is required to be registered under the 1940 Act.

         9.      MANDATORY REDEMPTION.

         (a) If, prior to a Capital Special Event Exchange, American General Capital redeems any Capital Series A Preferred Securities in accordance with the terms thereof, then the Subordinated Debentures shall be due and payable and shall be redeemed by the Company in an aggregate principal amount equal to the aggregate stated liquidation preference of the Capital Series A Preferred Securities so redeemed at a cash Redemption Price equal to the unpaid principal amount of the Subordinated Debentures so redeemed, without premium or penalty, plus any accrued and unpaid interest (including any Additional Interest) thereon to the Redemption Date. Any redemption pursuant to this Section shall be made prior to 12:00 noon, New York time, on the date of such redemption of the Capital Series A Preferred Securities (or at such other time on such earlier date as the Company and American General Capital shall agree).

         (b) In the case of a redemption pursuant to this Section 9, the Company shall, at least one Business Day prior to the Redemption Date, notify the Trustee of such Redemption Date and of the principal amount of the Subordinated Debentures to be redeemed. If the related redemption of Capital Series A Preferred Securities does not occur, then such redemption of the Subordinated Debentures shall be of no force and effect, notwithstanding the giving of such notice of redemption.

         10.     OPTIONAL REDEMPTION.

         (a) The Subordinated Debentures shall be subject to redemption, at the option of the Company, in whole or in part, at any time or from time to time on or after _______________, 2000 at a cash Redemption Price equal to the unpaid principal amount thereof, without premium or penalty, plus any accrued and unpaid interest (including any Additional Interest) thereon to the Redemption Date.




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         (b)     If, prior to a Capital Special Event Exchange, the Company or any of its Subsidiaries acquires any Capital Series A Preferred Securities by tender, in the open market or otherwise, then the Subordinated Debentures shall be subject to redemption, at the option of the Company, in an aggregate principal amount not to exceed the aggregate stated liquidation preference of the Capital Series A Preferred Securities so purchased, at a cash Redemption Price equal to the unpaid principal amount thereof, without premium or penalty, plus any accrued and unpaid interest (including any Additional Interest) thereon to the Redemption Date.



         (c) If at any time prior to a Capital Special Event Exchange the Company is, or in the opinion of nationally recognized independent legal counsel would be, required to pay Additional Interest with respect to the Subordinated Debentures (other than Additional Interest required in order to provide for monthly compounding on the Subordinated Debentures), then the Company shall have the right to redeem the Subordinated Debentures, in whole but not in part, at a cash Redemption Price equal to the unpaid principal amount thereof, without premium or penalty, plus any accrued and unpaid interest (including any Additional Interest) thereon to the Redemption Date.


         11.     REBORROWING OR EXCHANGE.


         (a) Notwithstanding the provisions of Sections 3, 8, 9 and 10, prior to a Capital Special Event Exchange, the Company may, with American General Capital's consent, (i) in lieu of repaying the Subordinated Debentures when due (either at Stated Maturity, earlier redemption or otherwise, but excluding any payment due resulting from the acceleration of the maturity of the Subordinated Debentures upon the occurrence of an Event of Default under the Indenture), or optionally redeeming the Subordinated Debentures, exchange such Subordinated Debentures for new Securities with an equal aggregate principal amount or (ii) if the Company repays such Subordinated Debentures when due or optionally redeems such Subordinated Debentures, reborrow from American General Capital the proceeds from such repayment or redemption, which reborrowing shall be evidenced by new Securities; provided, however, that the Company may not so exchange the Subordinated Debentures for new Securities or reborrow the proceeds from the repayment or redemption thereof unless American General Capital owns all of such Subordinated Debentures and the following conditions are satisfied (which satisfaction, in the case of clauses (6) through (10), shall be determined in the judgment of the Managing Member of American General Capital and American General Capital's financial advisor selected by such Managing Member and who shall be unaffiliated with the Company and shall be among the 30 largest investment banking firms, measured by total capital, in the United States at the time of the issuance of the new Securities that will evidence the new loan to be made in connection with such exchange or reborrowing):


                 (1) the Company is not bankrupt, insolvent or in liquidation,

                 (2) the Company is not in default in the payment of any interest (including Additional Interest) or principal in respect of any Securities under the Indenture,





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                 (3)      the Company has made timely payments on the
         Subordinated Debentures for the immediately preceding 24 months (and has not elected to extend any interest payment period of the Subordinated Debentures during such 24-month period),

                 (4) such new Securities will mature no later than the earlier of (A) the 49th anniversary of the date of the initial issuance of the Subordinated Debentures and (B) the 30th anniversary of the date such new Securities are issued,

                 (5) American General Capital is not in arrears in the payment of any dividends (including Additional Dividends) on the Capital Series A Preferred Securities,

                 (6) the Company is expected to be able to make timely payment of the principal of and the interest on such new Securities,

                 (7) the issuance of such new Securities is being made on terms, and under circumstances, that are consistent with those which a lender would then require for a loan to an unrelated party,

                 (8) the interest rate on such new Securities is sufficient to provide payments equal to or greater than the amount of dividend payments required under the Capital Series A Preferred Securities,

                 (9) the terms of such new Securities are consistent with market circumstances and the Company's financial condition, and

                 (10) immediately prior to the issuance of such new Securities, the senior unsecured long-term debt of the Company is (or, if no such debt is outstanding, would be) rated not less than BBB (or the equivalent) by Standard & Poor's Corporation and Baa2 (or the equivalent) by Moody's Investors Service, Inc. and the subordinated unsecured long-term debt of the Company (or, if more than one issue of such subordinated debt is outstanding, the most junior of such issues) is (or, if no such debt is outstanding, would be) rated not less than BBB- (or the equivalent) by Standard & Poor's Corporation and Baa3 by Moody's Investors Service, Inc. (or, if either of such rating organizations is not then rating the Company's senior or subordinated unsecured long-term debt, as the case may be, the equivalent of such ratings by any other "nationally recognized statistical rating organization," as that term is defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act of 1933, as amended).

         (b) If the Company elects to exercise its option to exchange new Securities for Subordinated Debentures pursuant to clause (i) of Section 11(a), then, no later than 15 Business Days prior to the Stated Maturity or Redemption Date of the Subordinated Debentures to be exchanged (or, if such exchange is to be made in lieu of an optional redemption, then no later than 15 Business Days before the proposed date of exchange), the Company shall deliver a notice stating that it elects to exercise such option to the




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Trustee and to American General Capital.  If the Company desires to reborrow the proceeds of the repayment or redemption of the Subordinated Debentures pursuant to clause (ii) of Section 11(a), then the Company will deliver a notice stating that desire to the Trustee and American General Capital at any time before or after such repayment or redemption. The Company shall specify in each such notice the date (the "Refunding Date") on which an exchange or reborrowing is to occur and each such notice shall be accompanied by an Officers' Certificate stating that the conditions to such exchange or reborrowing contained in this Section 11 have been satisfied. If American General Capital consents to such exchange or reborrowing (as evidenced by a notice to the Company and the Trustee to that effect), then the Company shall, on or prior to the Refunding Date, furnish to the Trustee a Company Order for the authentication and delivery of the Securities which are to be issued in exchange for the Subordinated Debentures or which are to evidence the reborrowing, together with (i) the Securities which are to be authenticated,
(ii) the Board Resolutions and Officers' Certificate or supplemental indenture or other instrument with respect to such Securities referred to in Sections 201 and 301 of the Indenture, and (iii) if required by the Trustee, the Opinion of Counsel and other documents referred to in clauses (1), (2) and (3) of Section 303 of the Indenture.


         (c) In the case of an exchange of new Securities for the Subordinated Debentures pursuant to clause (i) of Section 11(a), on the Refunding Date, the Company shall deliver the new Securities, authenticated by the Trustee or an Authenticating Agent, to American General Capital in exchange for the Subordinated Debentures held by American General Capital. Such Subordinated Debentures shall be cancelled by the Trustee and, on the Refunding Date, all rights of American General Capital, as Holder of the Subordinated Debentures, shall cease.

         12.     CERTAIN PROVISION APPLICABLE AFTER A CAPITAL SPECIAL EVENT
EXCHANGE.

         (a) If, immediately prior to any Capital Special Event Exchange, the Capital Series A Preferred Securities are represented by one or more global securities held by The Depository Trust Company ("DTC") or any successor securities depository or their respective nominees, then (a) DTC or such successor shall act as (and is hereby appointed) the Depository for the Subordinated Debentures, and (b) the Subordinated Debentures exchanged for the Capital Series A Preferred Securities upon such Capital Special Event Exchange shall be represented by one or more global Subordinated Debentures registered in the name of DTC or such successor securities depository or their respective nominees.

         (b) After the date fixed for a Capital Special Event Exchange, any certificates representing Capital Series A Preferred Securities not held by DTC or any successor securities depository or their respective nominees and not surrendered for exchange shall be deemed to represent Subordinated Debentures having a principal amount and accrued and unpaid interest equal to the liquidation preference plus accrued and unpaid dividends of such Capital Series A Preferred Securities until such certificates are surrendered to the agent named in the Capital Written Action for exchange in accordance with the terms of the Capital Special Event Exchange. Notwithstanding the foregoing, until such certificates are so surrendered, no payments of interest or principal will be made with respect to such Subordinated Debentures.





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         13.     LISTING.  If the Capital Series A Preferred Securities are
listed on the NYSE or another national securities exchange at the time of the distribution of the Subordinated Debentures pursuant to a Capital Special Event Exchange, then, prior to such distribution, the Company shall use its best efforts to cause the Subordinated Debentures to be listed on the NYSE or such other exchange on which the Capital Series A Preferred Securities are then listed.

         14. REGISTRAR. The Subordinated Debentures may be surrendered for registration of transfer or exchange at the Corporate Trust Office of the Trustee and any notices or demands at or upon the Company in respect of the Subordinated Debentures and the Indenture may be presented at that office.

         15. FORM. The certificates evidencing the Subordinated Debentures shall be substantially in the form attached hereto as Annex A, with such changes as the officer executing the same shall approve, such approval to be evidenced by such officer's manual or facsimile signature.

         16. TRANSFERABILITY. Prior to a Capital Special Event Exchange, the Subordinated Debentures may not be transferred by American General Capital without the Company's prior consent. The Subordinated Debentures may be distributed to the holders of the Capital Series A Preferred Securities upon the occurrence of a Tax Event or an Investment Company Event only upon the written consent of the Company.

         17. DENOMINATION. The Subordinated Debentures shall be issuable in denominations of $25 and any integral multiple thereof.





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                                                                         ANNEX A



                     FORM OF FACE OF SUBORDINATED DEBENTURE

                          AMERICAN GENERAL CORPORATION

                  ___% Series A Junior Subordinated Debenture


No._________                                                        $___________

         American General Corporation, a corporation duly organized and existing under the laws of the State of Texas (herein called the "Company", which term includes any successor under the Indenture referred to on the reverse side), for value received, hereby promises to pay to _____________________________, or registered assigns, the principal sum of
_________ Dollars on the earlier of (i) ____________, 2025 (subject to the Company's right to exchange this Subordinated Debenture for a new Security or to redeem or repay this Subordinated Debenture and reborrow the proceeds from such redemption or repayment upon the terms and subject to the conditions set forth in the Indenture and on the reverse hereof) or (ii) the date upon which American General Capital, L.L.C., a Delaware limited liability company (herein called "American General Capital"), is liquidated, dissolved or wound-up; provided, however, that if all the _______________ Preferred Securities, Series A, of American General Capital (herein called the "Capital Series A Preferred Securities") are exchanged (herein called a "Capital Special Event Exchange") for Subordinated Debentures (as defined on the reverse side) in accordance with the terms of the Capital Series A Preferred Securities, (i) this Subordinated Debenture will mature on _________________, 2025, notwithstanding that American General Capital may have liquidated, dissolved or wound-up in connection with or after such Capital Special Event Exchange, and (ii) this Subordinated Debenture will not thereafter be subject to an election by the Company to exchange this Subordinated Debenture for new Securities or to redeem or repay this Subordinated Debenture and reborrow the proceeds from such redemption or repayment. The Company also agrees to pay interest on the principal hereof at the rate of ____% per annum from ______________, 1995 (or from the most recent Interest Payment Date, as hereinafter defined, to which interest has been paid or duly provided for), payable monthly in arrears on the last day of each calendar month of each year (each an "Interest Payment Date"), commencing June 30, 1995, until the principal hereof is paid or made available for payment. To the fullest extent permitted by applicable law, interest will accrue at the rate of ____% per annum on any interest installment that is not paid at the end of any monthly interest period, compounded monthly (herein, together with the Additional Amounts referred to in the Indenture, called "Additional Interest"). The amount of interest payable for any period shall be computed on the basis of a 360 day year consisting of twelve 30-day months and, for any period shorter than a full monthly interest payment period, will be computed on the basis of the actual number of days elapsed in such period. If any date on which interest is payable on this Subordinated Debenture is not a Business Day, then the



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payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York City are authorized or obligated by law or executive order to close. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Subordinated Debenture (or one or more Predecessor Securities, as defined in the Indenture) is registered at the close of business on the Regular Record Date for such Interest Payment Date. The Regular Record Date shall be the Business Day next preceding such Interest Payment Date, provided that if the Subordinated Debentures are not in book-entry-only form during any period following a Capital Special Event Exchange, the Regular Record Date for any Interest Payment Date within such period shall be the 15th day of the month in which such Interest Payment Date occurs. Any such interest not so punctually paid or duly provided for (other than by reason of the following paragraph) will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Subordinated Debenture (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.



         The Company shall have the right, at any time and from time to time, to extend the interest payment period hereof to a period ending on the last day of a calendar month (herein called an "Extension Period") not exceeding 60 consecutive months, but in no event beyond the date of Stated Maturity or the Redemption Date of this Subordinated Debenture. During an Extension Period, interest will continue to accrue and compound monthly. Prior to the termination of any Extension Period of less than 60 consecutive months, the Company may further extend the interest payment period hereof, provided that such Extension Period may not exceed 60 consecutive months and may not extend beyond the date of Stated Maturity or the Redemption Date of this Subordinated Debenture. Upon the termination of any Extension Period and the payment of all accrued and unpaid interest (including any Additional Interest) then due, the Company may select a new Extension Period, subject to the above requirements. No interest shall be due during an Extension Period until the end of such period. Such interest shall be due and payable on the Interest Payment Date which is the last day of the Extension Period to the Person in whose name this Subordinated Debenture is registered on the Regular Record Date for such Interest Payment Date.



         Payment of the principal of and interest on this Subordinated Debenture will be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) subject to the procedures of the Paying Agent, by wire transfer in immediately available funds at such place and to such account at a bank located in the United States as may be designated by the Person entitled thereto as specified in the Security Register.

         Reference is hereby made to the further provisions of the Indenture summarized on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Subordinated Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.


Dated:  ___________ __, _______


                                              AMERICAN GENERAL CORPORATION


                                              By:_________________________
                                                 Name:
                                                 Title:


[SEAL]


Attest:_______________________



                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

                                           CHEMICAL BANK

                                           As Trustee


                                           By:______________________________
                                                    Authorized Officer

                   FORM OF REVERSE OF SUBORDINATED DEBENTURE


         This Subordinated Debenture is one of a duly authorized issue of Securities of the Company, designated as its ___% Series A Junior Subordinated Debentures (herein called the "Subordinated Debentures"), limited in aggregate principal amount to $____________ (or up to _________ aggregate principal amount if and to the extent that the over-allotment option granted to the underwriters for the sale of the Capital Series A Preferred Securities is exercised), issued and to be issued under an Indenture, dated as of _____________ (herein called the "Indenture"), between the Company and Chemical Bank, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture). Reference is made to the Indenture and all indentures supplemental thereto (including the Board Resolution setting forth the terms of this series of Securities) for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Indebtedness and the Holders of the Subordinated Debentures and other series of Securities which may be issued pursuant to the Indenture and of the terms upon which the Securities are, and are to be, authenticated and delivered. All terms used in this Subordinated Debenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.


         The indebtedness evidenced by this Subordinated Debenture, including all principal and interest (including Additional Interest), is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Subordinated Debenture is issued subject to the provisions of the Indenture with respect thereto. The Holder of this Subordinated Debenture, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes.

         If an Event of Default with respect to the Subordinated Debentures shall occur and be continuing, the principal of the Subordinated Debentures may be declared due and payable in the manner and with the effect provided in the Indenture.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Subordinated Debentures under the Indenture at any time by the Company and the Trustee with, in some cases, the consent of the Holders of a majority in aggregate principal amount of the Subordinated Debentures at the time Outstanding and, in other cases, without the consent of any Holders. This Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Subordinated Debentures, on behalf of the Holders of all Subordinated Debentures, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holder of this Subordinated Debenture and upon all future Holders of this Subordinated Debenture and of any Subordinated Debenture issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent is made upon this Subordinated Debenture or thereon.

         The Subordinated Debentures are subject to redemption, at the option of the Company, in whole or in part, at any time or from time to time on or after ________________, 2000, at a Redemption Price equal to the unpaid principal amount thereof, without premium or penalty, plus any accrued and unpaid interest (including any Additional Interest) thereon to the Redemption Date. If American General Capital redeems the Capital Series A Preferred Securities in accordance with the terms thereof, the Subordinated Debentures shall be due and payable and shall be redeemed by the Company in an aggregate principal amount equal to the aggregate stated liquidation preference of the Capital Series A Preferred Securities so redeemed at a Redemption Price equal to the unpaid principal amount of the Subordinated Debentures so redeemed, without premium or penalty, plus any accrued and unpaid interest (including any Additional Interest) thereon to the Redemption Date.



         The Company also has the right to redeem the Subordinated Debentures, in whole, at a Redemption Price equal to the principal amount thereof, without premium or penalty plus any accrued and unpaid interest (including any Additional Interest) thereon to the Redemption Date if a Tax Event or an Investment Company Event, as defined in the Indenture, shall have occurred. If at any time prior to a Capital Special Event Exchange the Company is, or in the opinion of nationally recognized independent legal counsel would be, required to pay Additional Interest with respect to the Subordinated Debentures (other than Additional Interest required in order to provide for monthly compounding on the Subordinated Debentures), the Company shall have the right to redeem the Subordinated Debentures, in whole but not in part, at a Redemption Price equal to the principal amount thereof, without premium or penalty, plus any accrued and unpaid interest (including any Additional Interest) thereon to the Redemption Date.
</R




         In addition, if the Company or any of its Subsidiaries acquires any Capital Series A Preferred Securities by tender, in the open market or otherwise, the Company shall have the right to redeem the Subordinated Debentures, in an aggregate principal amount not to exceed the aggregate stated liquidation preference of the Capital Series A Preferred Securities so purchased, at a Redemption Price equal to the principal amount thereof, plus any accrued and unpaid interest (including any Additional Interest) thereon to the Redemption Date.



         Notwithstanding any other provision of this Subordinated Debenture, prior to a Capital Special Event Exchange, the Company may, with American General Capital's consent and if the conditions stated in the Indenture have been satisfied, in lieu of repaying this Subordinated Debenture when due (either at Stated Maturity, earlier redemption or otherwise, but excluding any payment due as a result of the acceleration of the maturity of this Subordinated Debenture upon the occurrence of an Event of Default under the Indenture), or optionally redeeming this Subordinated Debenture, exchange this Subordinated Debenture for a new Security issued under the Indenture with an equal aggregate principal amount or, if the Company repays this Subordinated Debenture when due or optionally redeems this Subordinated Debenture, reborrow from American General Capital the proceeds from such repayment or redemption, which reborrowing shall be evidenced by a new Security.

         As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Subordinated Debenture is registrable in the Security Register, upon surrender of this Subordinated Debenture for registration of transfer at the office or agency of the Trustee in New York City, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Subordinated Debentures, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees; provided, however, that prior to a Capital Special Event Exchange, this Subordinated Debenture may not be transferred without the written consent of the Company.



         The Subordinated Debentures are issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations set forth therein, Subordinated Debentures are exchangeable for a like aggregate principal amount of Subordinated Debentures of a different authorized denomination, as requested by the Holder surrendering the same.



         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.



         Prior to due presentment of this Subordinated Debenture for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Subordinated Debenture is registered as the owner hereof for all purposes, whether or not this Subordinated Debenture be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.



         No recourse shall be had for the payment of the principal of or interest (including Additional Interest, if any) on this Subordinated Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.